Exhibit 99.1

SCRIPT FOR QUARTERLY CONFERENCE CALL

OPERATOR:

Welcome to this quarterly update conference call for Behringer Harvard Opportunity REIT I, Inc.

If you have a question, please click on the Questions & Answers link to the left of your screen on the web-visual, type in your question and then click submit, and your question will be forwarded to the presenters.  Please note, however, that you will not receive a written response in the answer box.  Due to the number of questions that are anticipated, the presenters will verbally answer questions that are generally representative of the ones received from the participants as a whole.

For scheduling purposes, this call will be 45 minutes, with the prepared remarks to take about 20 minutes, followed by your questions.

I will now turn the call over to Terri Reynolds, the Secretary of Behringer Harvard Opportunity REIT I.

TERRI REYNOLDS:

Thank you.  Before we begin, please note that statements made during this call that are not historical may be deemed forward-looking statements.  Future events and actual results, financial or otherwise, may differ materially from events and results discussed in the forward-looking statements due to a variety of risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Please refer to Behringer Harvard Opportunity REIT I’s filings with the Securities and Exchange Commission, specifically the annual report on Form 10-K for the year ended December 31, 2008 and the quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, for a detailed discussion of these risks and uncertainties.

It is also important to note that today’s call may include time sensitive information that may be accurate only as of the relevant date to which it relates.  Behringer Harvard Opportunity REIT I assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

I will now turn the call over to Sam Gillespie, the REIT’s Chief Operating Officer.

SAM GILLESPIE:

Thanks, Terri.  I also welcome you to the Quarterly Conference call for Behringer Harvard Opportunity REIT I.  As Terri mentioned, my name is Sam Gillespie and I am the Chief Operating Officer for the REIT.  I’m certain I have met many of you who dialed in today as for the last four years I have been speaking to all the advisors who attend the Behringer Harvard training in Dallas as well as out on our road shows with Bob Aisner, our CEO, as we share the Behringer perspective on today’s commercial real estate market and update our investors on Opportunity REIT I.  I encourage all of you, if you have not done so, to come to one of our executive updates in your area to meet the senior management of Behringer Harvard and get your questions answered.  We see communicating with our investors as a large part of our job in this turbulent environment.

Our agenda for this first call is full and will be as follows… I will introduce you to the Opportunity REIT I management team, we will review a brief history of the REIT, I will make some comments about the market in general and how commercial real estate is woven into our national economy, we will review the current characteristics of the portfolio, we will discuss certain financial metrics of the second quarter, we will discuss our capital availability, we will review our debt maturities through 2010, we will delve into more detail on three specific assets and then take your questions via e-mail.

We have a lot to talk about.

Since this is our first quarterly call, I thought it important to share with you the management team of Opportunity REIT I and the depth and breadth of experience of the professionals managing your investments.  If you are on the webcast you will see our organizational chart.  Robert Behringer is Chairman of our Board of Directors and Bob Aisner is President and CEO.  I serve as Chief Operating Officer of the REIT and am accountable for its overall performance.  I am supported by a very deep bench including:

•                  Gary Bresky, our Chief Financial Officer

•                  Andy Bruce, who assists with Capital Market issues

•                  Michael Cohen, who handles our international assets

•                  Bryan Sinclair, serves as our Chief Accounting Officer

•                  Jim Gaspard who works on our development and construction projects

•                  Al Palamara, is our Portfolio Manager

•                  Rick Frank, who heads up our hospitality group

•                  Joe Jernigan, who handled most of the acquisition work for Opp REIT I and

•                  Terri Reynolds who serves as our general counsel and secretary.

You will notice the years of experience of each of our management team on the org chart.  This is a group of real pros with whom you should have a high level of confidence.

Once again, as this is our first call, let’s review a brief history of Opportunity REIT I.  We commenced the primary offering on September 20, 2005 and closed it approximately 27 months later on December 28, 2007.  We raised 530 million dollars in equity capital and have made 22 investments that make up the Opportunity REIT I portfolio.  On June 22, 2009, our board of directors established an estimated valuation of eight dollars and 17 cents per share.

Before discussing quarterly financial performance, debt maturities, and specific asset reviews, I thought it might be helpful to give you our view from 30,000 feet.  You read the paper and many indicators of economic health are trending less negative or even positive.  Many economists are quoted as saying that the recession is over.  They cite stats such as:

•                  The increase in the unemployment rate has slowed and initial jobless claims peaked in March of this year.  For the last four recessions, the bottom of the recession was marked by the peak in initial jobless claims.

•                  A key metric for economists is the Institute for Supply Management factory index.  It rose to 52.9 percent in August after a 28-year low of 32.9 percent in December.  Many economists view breaking the 50 percent threshold as an indication the economy is expanding.

•                  Since GDP growth began being tracked in 1947, there has been no event of four consecutive negative growth quarters until these last four.  Many believe we will see positive GDP growth in the last half of the year, breaking that skid.

These and others are positive signs for the US economy but there are still some dark clouds hovering over the commercial real estate industry.

•                  Negative absorption of 147 million square feet in the office sector is projected this year with rents decreasing through 2011.

•                  Apartment rents are projected to drop approximately five percent this year.

•                  A key hotel metric, revenue per available room, or RevPar, is projected to be down 17 percent in 2009 with another three percent drop in 2010.

However, these same forecasters predict sharp increases in rates and occupancies across all product types in the 2011-2012 time frame, led by big jumps in rates and occupancies in apartments and hotels.

In this cycle (as in most others), commercial real estate has been a lagging indicator.  We read about the job losses before we see increased vacancies in our buildings.  Those same vacancies don’t fill until companies begin hiring, often many months after the “official” end of the recession.  While the individual business traveler still is going to see customers and families are still taking vacations, the meeting and conference business has just evaporated and that has hurt our hotel operations.  Those meetings won’t return until management has visibility about earnings and they are certain that the business media won’t vilify them for holding group meetings in resort hotels.

Another big question for our industry is near term debt maturities, especially that real estate debt that was originated locally and then securitized in commercial mortgage backed securities.  There is a lot of discussion and speculation about how these billions of dollars will be refinanced in a market where there is much less debt and much tougher underwriting.

We are dealing head-on with all of these issues in our portfolio.

On the debt maturity issue, Opportunity REIT I has no CMBS debt and is only 49 percent leveraged.  Our lending relationships are personal and local or regional in nature.  We believe these local, personal relationships, as well as our quality assets, will assist the REIT in extending or refinancing our maturing debt.

On the hospitality side, our marketing efforts are very focused on certain customer segments that are still in the market.  We are focused on matching the size and expense of the hotel operations with the revenue we are generating at the property.

With regards to our office portfolio, several dynamics are at work.  First, our office portfolio is predominantly in Texas with the largest single part of the portfolio in Houston.  The Texas unemployment rate is a full two percentage points below the national average.  Certainly, this market is not as robust as it was in 2007, but we haven’t seen the same degree of decline in rents and occupancies that other markets like California and Florida have experienced.

Second, we are staying very close to our tenants, redoubling our efforts to keep the relationships strong as lease expirations get closer.  We are re-bidding contracts and gaining some significant economies of scale as we share resources with other BH investment funds to reduce operating costs.

Third, re-tenanting vacant space in a down market is not a strategy we want to pursue.  Renewing tenants is priority number one, two, and three.

Our job is to protect the equity in our portfolio, preserve capital to lease space, complete our projects, and de-lever if necessary, all to prepare these assets for disposition when the economy recovers.

Now, let’s take a look at the make-up of the Opportunity REIT I portfolio.  Al Palamara, Vice President and Portfolio Manager, will lead this discussion.

AL PALAMARA:

Thanks, Sam.  Given the higher risk profile for opportunistic and value-add investments, we mitigated risk in several ways.  First, we diversified the REIT’s asset base by investing in seven different property types.  Although the REIT has a 44 percent concentration in office, seven of 13 buildings have occupancy that is either stabilized or nearly stabilized.

Another way to mitigate risk in the portfolio is through geographic diversification of the REIT’s assets.  The REIT has 22 investments representing 43 properties located in seven different countries; 19 of the REIT’s investments are located in 11 different markets in the U.S.

We thought it would be helpful to review the largest investments in the REIT.

The Houston Office Portfolio, which is 18 percent of our total equity invested, is comprised of four buildings totaling approximately 786,000 square feet and is 84.8 percent occupied.  This provides a source of stability for the REIT.  Chase Park Plaza is the largest single investment of the REIT and is in the process of being significantly de-levered, as planned, through the sale of condominiums and tax credits.  The Royal Island joint venture is currently being restructured and the venture is in the process of raising additional equity capital.

SAM GILLESPIE:

Thanks, Al.  Next, Bryan Sinclair will review the financials of the past quarter and discuss the capital availability of the REIT.

BRYAN SINCLAIR:

Thanks Sam.  I want to first touch on FFO and modified FFO.  We define FFO in accordance with the definition established by the National Association of Real Estate Investment Trusts.  For several reasons, it is becoming common place in the REIT industry for companies to provide a measurement that supplements FFO.

First of all, in this environment that includes rising cap rates, occupancy declines, increased leasing concessions and pressure on rental rates, real estate in general has declined in value which has increased the frequency and amount of impairment charges recognized by real estate owners.  Impairment charges while not impacting cash negatively impact FFO and blur the comparability between current and prior period portfolio performance.

As an owner of real estate, we are not immune to these impairment charges.  During the second quarter, we recognized a 2.7 million-dollar impairment charge related to our Becket House investment representing less than one percent of our total assets as presented on our June 30, 2009 balance sheet.

Second, we use interest rate derivatives to manage our exposure to fluctuations in interest rates.  We do not use interest rate derivatives for speculative purposes.  The period-to-period changes in derivative valuations reflected as gains or losses in our statement of operations are non cash items, but do have an impact on FFO.  For the second quarter, we recognized a 570,000-dollar non cash gain related to interest rate derivatives.

Finally, prior to January 1st of this year, acquisition costs were capitalized and therefore did not impact FFO.  Due to a change in generally accepted accounting principles, beginning this year, acquisition costs are now expensed and therefore negatively impact FFO which limits the comparability between current year FFO and FFO of prior periods.

Now, let’s move on and talk about FFO and MFFO for our recently completed second quarter.  FFO for the second quarter ended June 30, 2009, which includes the impact of the impairment charge and gains recognized on the interest rate derivative, was a negative 1.6 million dollars, or negative three cents per share.

Modified FFO for the same period was a positive half-million dollars, or a penny per share, and is a three-cent per share decline from the first quarter of 2009.  This three-cent per share decrease includes two adjustments of a penny each due to:  first, an adjustment to deferred taxes at the Czech properties within our Central European joint venture related to mark-to-market valuation allowances; and, second, administrative costs incurred during the quarter related to the REIT’s recent estimated per share valuation project in accordance with FINRA Regulatory Notice 09-09.  The remaining one-cent decrease in MFFO is due to a slight decrease in net operating income at our consolidated properties.

While past and current performance should not be taken as an indication of future performance, the REIT’s year-to-date MFFO of five cents per share annualized would provide coverage of approximately 150 percent of the cash portion of the current 3 percent dividend.  Please note that the reconciliations of FFO and MFFO to our GAAP financial statements are contained in our Current Report on Form 8-K that was filed today.

Now let me provide a bit more color on our cash available to support operations, investing, and financing activities.  Our unrestricted cash decreased slightly from 20.3 million dollars at the end of the first quarter of this year to 18.1 million dollars at the end of the second quarter.  The decline of approximately 2 million dollars was primarily due to planned capital expenditures incurred at our development and operating properties.

In addition, we had 6.2 million dollars of restricted cash.  Our restricted cash is reserved for the payment of taxes and insurance and for leasing, capital improvements, and repair and maintenance costs at certain of our properties.  We also had approximately 8 million dollars available under our senior secured credit facility at June 30, 2009.

Adding all three sources:  unrestricted and restricted cash, and the availability under our credit facility, provides total liquidity of 32 million dollars for capital and other needs.

That concludes my comments.  I will now turn the call back to Sam.

SAM GILLESPIE:

Thanks Bryan.  Let me address the upcoming debt maturities.  We have four debt maturities in 2009.  The first, our Becket House investment in London, was successfully extended through March of 2011 with a 1.8 million-dollar paydown on the principal balance.

Our 95 percent leased student housing project at the University of Virginia had a construction loan that matured this summer.  We have a term sheet from Fannie Mae that we hope to convert into a permanent loan very soon.  This refinance will also require a paydown of approximately 1.6 million dollars of which half of that will be our obligation, as we are 50 percent partners with Brookfield Properties.

For our Frisco Square land loan, we are exchanging proposals with the lender and expect to extend that loan for a minimum of two years with a paydown budgeted here also.

Finally, our 99 percent leased Alexan Black Mountain asset, where we are not the borrower but a mezzanine lender, has a construction loan that expires this year.  The developer is trading proposals with the construction lender for a minimum 36-month extension.

Looking ahead to 2010, our big maturity is our 108 million-dollar Chase Park hotel and condo loan.  Part of the underwriting on that investment was for the state tax credits we are generating to be used to reduce the loan balance upon their monetization.  We expect to significantly reduce this loan through selling a portion of the tax credits in the fourth quarter of this year and the balance in the second quarter of next year in addition to selling more Chase Park condos.  We believe a conservative estimate of 25 million dollars will be available in tax credits alone to pay off the condo loan entirely and then de-lever the hotel and apartment piece of the debt and extend the term of that loan.

On each of these quarterly calls, we will review in more detail two or three specific assets.  For this first call we have chosen Chase Park Plaza, Royal Island, and our investment in Central Europe.  Al Palamara will lead this part of our call.

AL PALAMARA:

Thanks, Sam.  The investment strategy for Chase Park envisioned a renovation of the historic hotel and a conversion of the residential tower from apartments to high end condominiums.  The hotel is registered with the National Trust for Historic Preservation and both buildings are uniquely situated by St. Louis’ Forest Park, medical center district and the city’s prestigious Central West End neighborhood.

The hotel’s operations have been impacted by the recession, and in particular by a significant reduction in corporate and group business.  Significant operating expense reductions were made early in 2009 and the hotel’s margins are expected to improve as the economy gradually bounces back.

All condo units in the Residence Tower will be completed by November 2009.  This will mark the end of construction for the entire project which began with the renovation of the hotel in 2007.  We’re excited to report that the number of condo units reserved, under contract, or sold represents 60 percent of the total units.  All of these are expected to be closed by the first quarter of 2010 and their proceeds will be combined with the tax credits for the hotel to completely pay off the development loan for the Residence Tower.  As Sam mentioned, remaining condo sales plus tax credits from the Residence Tower will be used to pay down the hotel development loan.

Now let’s talk about our Royal Island investment.

Royal Island is a planned resort development on a 433 acre island near Harbour Island and North Eleuthera in the Bahamas.  Planned improvements include luxury homes and villas, a Montage Hotel and Spa, and the Jack Nicklaus Golf Club of the Bahamas.  These will compliment the island’s natural deep water harbor, which will accommodate a 200-slip marina.

Improvements made by the venture so far include a preview village with five single bedroom villas, a restaurant, spa & fitness center, resort-style pool, temporary docks for boats, an operational facility to provide utilities for these improvements, and the land for the golf course has been cleared and contoured.

The REIT is in negotiations with the Royal Island joint venture to restructure both the operating partnership and the capital structure of the development.  The REIT recently became the lead lender of the bridge loan group after buying out iStar’s position.  The Royal Island joint venture is currently seeking additional equity to fund future construction under a revised development plan.  If no additional equity is raised, the venture is prepared to carry the project for the next 12 to 18 months to preserve the existing improvements until the economy recovers.

Next, I’d like to finish up my remarks with a review of our Central European Portfolio investment. This investment was made with Hunter Property Fund Management of Scotland, which is also our partner in Becket House.  The Central European joint venture seeks to create value through the aggregation of property acquisitions in the Czech Republic, Slovakia, Poland, and Hungary.  These four countries are anticipated to experience strong economic growth following the recession due to continued investment from major European retailers, service companies, and manufacturers.

This portfolio is comprised of 22 properties in these four countries; 18 of the assets are retail grocery stores leased to major European grocers and the remaining four are industrial properties.  We are happy to report that the portfolio is presently over 99 percent leased.

SAM GILLESPIE:

OK, thanks Al.  That leads us to questions.

OPERATOR:

If you have a question, please click on the Questions & Answers link to the left of your screen on the web-visual, type in your question and then click submit, and your question will be forwarded to the presenters.  Please note however that you will not receive a written response.  Due to the number of questions that are anticipated and the limited time available, the presenters will verbally answer questions that are generally representative of the ones received from the participants as a whole.

Further, if you would like a copy of the PowerPoint presentation from today’s call, the Company has filed it as an exhibit to its Current Report on Form 8-K with the Securities and Exchange Commission, which can be accessed on the website maintained for the Company at www.behringerharvard.com or from the SEC’s website at www.sec.gov.  Access to the filing is free of charge.

Lastly, a playback of today’s call will be available to the Company’s selling group members on the password-protected portion of the Company’s website.  The file will be titled “September 9, 2009 Conference Call Replay: Behringer Harvard Opportunity REIT I, Inc. Quarterly Update” and will be the last link on the left sidebar once you are logged in.  Please note that in order to view the link, you must log in using your DST Vision ID.  The recording will be posted as soon as possible and will be available until Wednesday, September 23rd.  For further information regarding the playback of this call, please contact a member of your wholesaling team at 866.655.3600.

Now, let me know turn it back over to Mr. Gillespie for the Q&A session.